ICI FORM OF AMENDMENT

               AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

                    Amendment No. 1 ("Amendment No. 1") dated as of May 21, 1995, amending the Agreement and Plan of Merger, dated as of April 30, 1995 ("Agreement"), among Grow Group, Inc., a New York corporation (the "Company"), Imperial Chemical Industries PLC, a corporation organized under the laws of England ("Buyer"), and GDEN Corporation, a New York corporation and an indirect wholly owned subsidiary of Buyer ("Merger Subsidiary").

                    WHEREAS, the parties hereto desire to amend the Agreement in certain respects in accordance with Section
          11.03 of the Agreement;

                    NOW, THEREFORE, in consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                    1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning provided therefor in the Agreement.

                    2. Amendments to Agreement. The Agreement is hereby amended as set forth in this Section 2:

                         (i)  Section 1.01 of the Agreement is
          amended to add the following new paragraphs (c) and (d):

                                   (c)  Pursuant to an offer to
                         purchase, dated May 4, 1995 (the "Offer to
                         Purchase"), Merger Subsidiary has offered to purchase all of the outstanding Shares at a price of $18.10 per Share, net to the seller in cash (the "Offer"). On or prior to the close of business on May 23, 1995, Buyer shall cause Merger Subsidiary to amend and supplement the Offer to Purchase to (i) increase the price being offered pursuant to the Offer from $18.10 to $22.00 per Share (the "New Offer Price"), net to the seller in cash, subject to any amounts required to be withheld under applicable federal, state, local, or foreign income tax regulations, and (ii) extend the expiration date of the Offer to the date which is ten (10) business days subsequent to the date that such amendment and supplement to the Offer to Purchase is first filed with the SEC (the "Expiration Date"); provided, however, that if the Minimum Condition has not been satisfied by the Expiration Date, Buyer and Merger Subsidiary agree to extend the Expiration Date for one or more periods for up to an aggregate of 30 calendar days until the Minimum Condition is satisfied. The Offer as amended pursuant to the provisions hereof is herein referred to as the "Amended Offer" and unless the context otherwise requires, all references in the Agreement to the "Offer" shall mean the "Amended Offer" and all references in the Agreement to the "Offer Price" shall mean the "New Offer Price".

                                   (d)  On the date the Offer is
                         amended, Buyer and Merger Subsidiary shall file (i) with the SEC an amendment to the Tender Offer Statement on Schedule 14D-1 filed on May 4, 1995 (such Schedule 14D-1 together with all other amendments and supplements thereto, the "Schedule 14D-1"), which shall include as exhibits a supplement to the Offer to Purchase (the "Supplement") and a revised letter of transmittal which provides for the Amended Offer; and (ii) with the Attorney General of the State of New York, an Amendment with respect to the Registration Statement filed on May 4, 1995 in accordance with the Security Takeover Disclosure Act. Buyer and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Buyer agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and with the Attorney General of the State of New York and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal and state laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the amended Offer Documents, including the Supplement, prior to their being filed with the applicable authorities.

                         (ii)  Section 1.02 of the Agreement is
          amended to add the following new paragraphs (d) and (e):

                                   (d)  The Company hereby consents
                         to the Amended Offer and represents that its Board of Directors at a meeting duly called and held on May 21, 1995, (i) has determined that the Amended Offer is fair to, and in the best interests of, the stockholders of the Company; (ii) has approved this Amendment No. 1 and the Amended Offer; and (iii) has resolved to recommend approval and adoption of this Amendment No. 1 and acceptance of the Amended Offer by the Company's stockholders; provided that such recommendation may be withdrawn, modified or amended if, in the opinion of the Board of Directors, after consultation with independent legal counsel, such recommendation would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law. The Supplement may contain reference to the recommendation of the Board of Directors that the Company's stockholders accept the Amended Offer. The Company shall promptly file with the SEC and mail to the holders of Shares an amendment to the Solicitation/Recommendation Statement on
                         Schedule 14D-9 previously filed on behalf of the Company with the SEC (the "Schedule 14D-9 Amendment"), which amendment shall reflect such recommendation of the Board of Directors.

                                   (e)  The Company agrees promptly
                         to correct any information in the Schedule
                         14D-9 Amendment which shall have become
                         false or misleading in any material
                         respect and take all steps necessary to
                         cause the Schedule 14D-9 Amendment as so corrected to be filed with the SEC and disseminated to holders of Shares, as and to the extent required by applicable law. Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 Amendment prior to its being filed with the applicable authorities.

                         (iii)  Section 2.05(a), clause (i) of the
          Agreement is hereby amended to read in its entirety as follows:

                         (i)  the excess, if any, of the Merger
                         Consideration over the applicable exercise price of such Option by

                         (iv)  Section 11.04 of the Agreement is
          hereby amended to add the following new paragraph (c) at the end of Section 11.04:

                                   (c)  The Company agrees to pay
                         Buyer in respect of Buyer's expenses and lost opportunity costs an amount in immediately available funds equal to $16,000,000 promptly, but in no event later than two business days, after the occurrence of the events specified below in both clauses (A) and (B):

                                   (A)  A Trigger Event within the
                         meaning of and as specified in Section
                         11.04(b) of this Agreement shall have
                         occurred at any time from or after the
                         date hereof and, as a result thereof, this Agreement is terminated, and (B) within six months after such termination of this Agreement has occurred, an Acquisition Transaction shall have been consummated with any Person (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than Buyer or a subsidiary or other Affiliate (as defined in Rule 12b-2 under the Exchange Act) of Buyer.

                                   For purposes of this Section,
                         "Acquisition Transaction" shall mean (i) a merger or consolidation, or any similar business combination transaction, involving the Company; (ii) a purchase, lease or acquisition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole; or (iii) the purchase or acquisition by any Person of securities representing more than 50% of the then outstanding Shares.

                    4. Miscellaneous. Except as expressly amended hereby, the terms and conditions of the Agreement shall continue in full force and effect. This Amendment No. 1 is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. Wherever "Agreement" is referred to in the Agreement or in any other agreements, documents and instruments, such reference shall be to the Agreement as amended hereby.

                    4. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                    5. Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law.


                    IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed and delivered by the Company, Buyer and Merger Subsidiary on the date first above written.

                                        GROW GROUP, INC.

                                        By:/s/ R. Banks
                                           Name:  Russell Banks
                                           Title:  President & CEO

                                        IMPERIAL CHEMICAL INDUSTRIES PLC

                                        By:/s/ John Thompson
                                           Name:  John Thompson
                                           Title:  Attorney-in-Fact

                                        GDEN CORPORATION

                                        By:/s/ John Thompson
                                           Name:  John Thompson
                                           Title:  President